QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

NTS Realty Holdings Limited Partnership, NTS-Properties III, NTS-Properties IV, NTS-Properties V, NTS-Properties VI and NTS-Properties VII Announce Approval of Merger

        Louisville, KY (December 27, 2004)—NTS Realty Holdings Limited Partnership ("NTS Realty") jointly announced today with NTS-Properties III, NTS-Properties IV, NTS-Properties V, a Maryland Limited Partnership, NTS-Properties VI, a Maryland Limited Partnership, and NTS-Properties VII, Ltd. (collectively, the "Existing Partnerships"), that limited partners holding in excess of fifty percent (50%) of the outstanding limited partnership interests in each of the Existing Partnerships have voted in favor of the merger of the Existing Partnerships with and into NTS Realty. Therefore, pursuant to the terms of the merger agreement entered into by NTS Realty and the Existing Partnerships, the merger has been approved by the requisite percentage of limited partners. The table below illustrates the number and percentage of interests in each of the Existing Partnerships that were voted in favor of the merger as of 5:00 p.m. eastern time on December 27, 2004, the end of the solicitation period. Any votes cast prior to this time may no longer be withdrawn or revoked.

	Interests Voted in Favor of the Merger	Total Interests Eligible to Vote	% Voted in Favor of the Merger
NTS-Properties III	9,026	12,570	71.81%
NTS-Properties IV	17,038	24,109	70.67%
NTS-Properties V	21,579	30,521	70.70%
NTS-Properties VI	27,003	38,889	69.44%
NTS-Properties VII	367,298	552,236	66.51%

        Interests not voted either in favor of or against the merger are effectively counted against the merger. However, approximately 91% of all votes cast by limited partners not affiliated with NTS Realty or any of the Existing Partnerships were voted in favor of the merger.

        NTS Realty also jointly announced with NTS-Properties III and NTS-Properties IV that limited partners holding in excess of fifty percent (50%) of the outstanding limited partnership interests in each of NTS-Properties III and NTS-Properties IV voted in favor of amending their respective limited partnership agreements. The purpose of the amendments is to cause NTS-Properties III and NTS-Properties IV to be subject to the Georgia Revised Uniform Limited Partnership Act and the Kentucky Revised Uniform Limited Partnership Act, respectively, thus effectively permitting the merger to occur.

        A spokesperson for NTS Realty explained that the merger is expected to occur on December 28, 2004, shortly after trading on the American Stock Exchange closes at 4:00 eastern time. NTS Realty expects that its limited partnership units will be able to be traded on the American Stock Exchange beginning on or about December 29, 2004, on a "when-issued" basis, as described in its press release dated December 17, 2004. NTS Realty will issue a subsequent press release announcing, among other things, the final net asset value for each Existing Partnership and the number of NTS Realty's limited partnership units to be issued for interests in each Existing Partnership. However, after the merger has occurred, but prior to the time that NTS Realty's limited partnership units are able to be traded on the American Stock Exchange, NTS Realty will deliver to its transfer agent information regarding the number of its limited partnership units allocated among the limited partners of the Existing Partnerships. The limited partners may contact NTS Realty's transfer agent at (800) 780-7441 to receive information regarding the number of NTS Realty's limited partnership units that they own after the merger occurs.

Where You Can Find More Information

        In connection with the merger, NTS Realty filed a registration statement on Form S-4 with the Securities and Exchange Commission. Investors and partnership interest holders are urged to read the registration statement because it contains important information about the merger. Investors and partnership interest holders may obtain a free copy of the registration statement at the Securities and Exchange Commission's website at http://www.sec.gov. NTS Realty also will provide free copies of the registration statement pursuant to written requests directed to Gemisys Corporation, 7103 South Revere Parkway, Centennial, CO 80112, Telephone (800) 387-7454, Attention: Investor Services Department.

Safe Harbor Under the Private Securities Litigation Reform Act of 1995

        This press release contains forward looking statements that can be identified by the use of words like "expect," "may," "could," "intend," "project," "estimate," or "anticipate." These forward looking statements, implicitly or explicitly, include assumptions underlying the statements and other information with respect to NTS Realty's beliefs, plans, objectives, goals, expectations, estimates, intentions, financial condition, results of operations, future performance and business, including its expectation of, and estimates with respect to, revenues, expenses, earnings, return of and on equity, return on assets, asset quality and other financial data and performance ratios. Although NTS Realty believes that the expectations reflected in its forward looking statements are reasonable, these statements involve risks and uncertainties which are subject to change based on various important factors, some of which are beyond NTS Realty's control. Important factors that would cause actual results to differ materially from expectations are disclosed under "Risk Factors" and elsewhere in NTS Realty's registration statement referenced above.

        If one or more of the factors affecting forward looking information and statements proves incorrect, NTS Realty's actual results of operations, financial condition or prospects could differ materially from those expressed in, or implied by, the forward looking information and statements contained in this press release.

QuickLinks

  Exhibit 99.1